Exhibit 11(b)

  STRUCTURAL DYNAMICS RESEARCH CORPORATION AND SUBSIDIARIES
Calculation of Fully Diluted Earnings (Loss) Per Common Share

            (in thousands, except share data)

                         Three Months           Nine Months
                         Ended September 30,    Ended September 30,
                         1993        1992       1993        1992

Income (loss)
 after income taxes
 and before cumulative
 effect of accounting
 change                  $ (4,991)   $   734    $ (9,284)   $ 7,408
Cumulative effect of
 accounting change           --           --         --         700
Net income (loss)        $ (4,991)   $   734    $ (9,284)   $ 8,108

Average Number of
 Shares of Common
 Stock Outstanding          28,572    28,078       28,432    27,824

Average Number of
 Common Stock
 Equivalents:
  Effect of stock
   options outstanding
   after application
   of the treasury
   stock method              1,806     1,387        2,354     2,814

                            30,378    29,465       30,786    30,638

Fully Diluted
 Earnings (loss)
  Per Common Share:
  Before cumulative
   effect of accounting
   change                $  (.16)    $   .02    $   (.30)   $   .24
  Cumulative effect of
   accounting change          --         --           --        .02
  Earnings (loss)
   per share             $  (.16)    $   .02    $   (.30)    $  .26